                                                                   EXHIBIT 10.36

                                    AGREEMENT

         This settlement agreement is dated and entered into this twenty-third day of July, 2003, by and among the State of Texas ("Texas"), the Office of the Attorney General ("OAG"), the Texas Department of Insurance ("TDI"), including the Texas Commissioner of Insurance ("Commissioner") (collectively the "State"), and PacifiCare of Texas, Inc. ("PacifiCare"). The State and PacifiCare (collectively the "Parties") agree as follows:

                                 I. DEFINITIONS

         For purposes of this Agreement, the following terms have the meanings specified below:

         "Agreement" means this settlement agreement.

         "Court" means the District Court of Travis County, Texas, 250th Judicial District.

         "HPN" means Heritage Physicians Network.

         "HSW" means Heritage Southwest Medical Group, P.A.

         "Intervenors" shall have the meaning given it in Section II, below.

         "Lawsuit" shall have the meaning given it in Section II, below.

         "MOU" means the Memorandum of Understanding, dated March 21, 2003, entered into by the Parties.

         "MSM" means Medical Select Management.

         "Other Investigations" means all currently pending investigations by the OAG related to PacifiCare as of the date of the MOU, including the Civil Investigative Demands and Visitation Letters listed in Section V, below, but excluding the two Visitation Letters listed in Section V, Item 2, below, to the extent either of these two Visitation Letters address claims, acts, events, occurrences or omissions that are not Released Claims, as defined below; and with the exception of Case #44891, all pending civil investigations relating to PacifiCare that have been referred to the Legal Division of TDI as of the date of the MOU, including the payment of delegated and non-delegated claims as described in Section IV, Item 4, below.

         "Other Lawsuits" means the following actions:

         1. No. GN 103374, PacifiCare of Texas, Inc. vs. The State of Texas And John Cornyn, Attorney General, Individually, and In His Official Capacity; in the district court of Travis County Texas, 200th Judicial District;

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                                                                    PAGE 1 OF 20

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         2.       No. GN 103351, PacifiCare of Texas, Inc. vs. The State of
                  Texas And John Cornyn, Attorney General, Individually And In His Official Capacity; in the district court of Travis County, Texas, 200th Judicial District; and

         3. No. 98-13971, The State of Texas vs. PacifiCare of Texas, Inc. in the district court of Travis County, Texas, 201st Judicial District.

         "Provider Bankruptcies" means the MSM and HSW bankruptcies, as described in Section IV, Items 1 and 2, below.

         "Released Claims" means and includes any and all civil, administrative, equitable and other claims, demands and causes of action of any nature whatsoever against the Released Parties, whether pending or threatened, suspected or unsuspected, contingent or non-contingent, known or unknown, for any and all damages, fines, penalties, assessments and other remedies or relief that in any way arise out of or in any way relate to acts, events, occurrences and/or omissions occurring before March 31, 2003 (i) that were alleged, or that could have been alleged, in the Lawsuit or Other Lawsuits, or (ii) that relate to the Other Investigations. Notwithstanding the foregoing, Released Claims does not mean and does not include any and all claims, demands or causes of action of any nature whatsoever, whether pending or threatened, suspected or unsuspected, contingent or non-contingent, known or unknown, for any and all damages, fines, penalties, assessments or other remedies or relief that in any way arise out of or in any way relate to (i) TDI Case #44891, or (ii) any and all matters under review at TDI relating to PacifiCare that have not been referred to the Legal Division of TDI as of the date of the MOU. In addition, with respect to the Visitation Letter dated May 22, 2002 directed to PacifiCare Life Assurance Company and the Visitation Letter dated March 28, 2002 directed to PacifiCare of Texas, Inc., Released Claims does not mean and does not include actions for injunctive relief directly related to PacifiCare's documentation and methodology of claims adjustments and documentation of claim payments and denials with respect to commercial claims for health care services not subject to capitation and rendered by direct contracted providers. As to such Visitation Letters, however, Released Claims means and includes any claim or action seeking to compel the payment of any kind for any reason.

         "Released Parties" means and includes (i) with respect to releases given by the State: PacifiCare of Texas, Inc., as well as its past and present parent companies, subsidiaries and affiliates, and each of their past and present officers, employees, agents, directors, representatives, attorneys, predecessors, successors and assigns; and (ii) with respect to releases given by
PacifiCare: the State of Texas, the OAG, the Attorney General of the State of Texas in his official and individual capacity, the TDI, the Commissioner in his official and individual capacity, and their respective officers, employees, agents, representatives and attorneys, predecessors and successors.

         "Stay" shall mean the agreed-to stay of the Lawsuit, as described in
Section III, below.

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                                  II. RECITALS

         WHEREAS, on or about November 27, 2001, PacifiCare filed suit against TDI and the State of Texas in Cause No. GN 103906, PacifiCare of Texas, Inc. vs. The Texas Department of Insurance and the State of Texas, in the district court of Travis County, Texas, 53rd Judicial District;

         WHEREAS, on or about February 11, 2002, the State of Texas and the Commissioner filed suit against PacifiCare in Cause No. GV 200718, State of Texas and Jose Montemayor, Commissioner of Insurance of the State of Texas vs. PacifiCare of Texas, Inc., in the district court of Travis County, Texas, 250th Judicial District;

         WHEREAS, by agreed order dated September 18, 2002, Cause No. GV 200718 was consolidated into Cause No. GN 103906, and styled PacifiCare of Texas, Inc. vs. The Texas Department of Insurance and the State of Texas, in the district court of Travis County, Texas, 53rd Judicial District (the "Lawsuit"), and pursuant to the Travis County Local Rules of Procedure and Decorum, the Lawsuit was assigned to the Honorable Judge John K. Dietz, presiding judge of the 250th Judicial District Court;

         WHEREAS, the Texas Medical Association, Robert Newhouse, Trustee of the Heritage Southwest Bankruptcy Estate and in his capacity as representative of certain medical providers (which representative capacity PacifiCare reserves the right to contest), Memorial Hermann Hospital System, and other medical providers have intervened or may intervene in the Lawsuit (the "Intervenors");

         WHEREAS, the undersigned recognize that bona fide disputes and controversies continue to exist between the Parties in the Lawsuit, both as to fact and extent of liability, if any;

         WHEREAS, by reason of such disputes and controversies, the undersigned entered into the MOU on March 21, 2003 and agreed to enter into a definitive settlement agreement, within thirty (30) days following such date, which date has been extended by mutual agreement of the Parties;

         WHEREAS, the Parties desire to implement a system to provide for the resolution of claims of providers in the Provider Bankruptcies and HPN and for the payment of outstanding delegated and non delegated claims, if any;

         WHEREAS, PacifiCare denies each of the claims alleged by the State and the Intervenors, and further denies wrongdoing of any kind whatsoever, and does not admit liability; and

         WHEREAS, after considering the benefits to be gained under this Agreement, the risks associated with continuing this complex and lengthy litigation, the likelihood of success on the

AGREEMENT

                                                                    PAGE 3 OF 20

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merits of the litigation, the public interest, the welfare of Texas' consumers, and to avoid further expense and diversion of time and resources, the State and PacifiCare believe this Agreement is fair, adequate, and reasonable.

         NOW THEREFORE IT IS AGREED by the Parties as follows:

                              III. STAY OF LAWSUIT

         Following execution of the MOU, the Parties filed a joint motion and agreed order, in the form attached hereto as Exhibit "A," requesting a stay of the Lawsuit until twelve (12) months following the date of this Agreement or for such additional period as the Parties may mutually agree (the "Stay"). The Parties agree, however, that if after eight months following execution of this Agreement, the requirements set forth in Section IV., Items 1 and 2, below, relating to the Provider Bankruptcies, have not been satisfied by PacifiCare, the Parties shall meet in good faith to determine whether the Stay should continue for the remaining four month period. In the event there is a disagreement between the Parties as to continuing the Stay for the remaining four-month period, then PacifiCare shall have the right to request permission from the Court to extend the Stay up to a maximum period of four months to allow PacifiCare to continue its efforts with respect to the Provider Bankruptcies. The order staying the Lawsuit shall provide that the trial date in the Lawsuit and any other deadlines in the Lawsuit that have not passed as of the date of the MOU shall be extended for a period of time equal to the period from the date the MOU was executed to the end of the Stay.

         Promptly upon the execution of this Agreement, the Parties shall file agreed motions and orders in the forms attached hereto as Exhibits "B," "C," "D," respectively, to stay the following lawsuits for the duration of the Stay:

                  (i) No. GN 103374, PacifiCare of Texas, Inc. vs. The State of Texas And John Cornyn, Attorney General, Individually And In His Official Capacity; in the district court of Travis County, Texas, 200th Judicial District

                  (ii) No. GN 103351, PacifiCare of Texas, Inc. vs. The State of Texas And John Cornyn, Attorney General, Individually And In His Official Capacity; in the district court of Travis County, Texas, 200th Judicial District

                  (iii) No. 98-13971, The State of Texas vs. PacifiCare of Texas, Inc., in the district court of Travis County, Texas, 201st Judicial District.

         Following execution of the MOU and throughout the Stay, no orders will be sought, signed or entered in the Lawsuit that affect the substantive rights of the Parties, and if during this period, any order is signed or entered, nothing in this Agreement shall prevent any of the Parties from pursuing an appeal. Any documents and information provided by PacifiCare to

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                                                                    PAGE 4 OF 20

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the State or by the State to PacifiCare pursuant to this Agreement during the
Stay will be subject to the Protective Order in the Lawsuit.

         The purpose of the Stay is to allow the Parties and others to proceed with due diligence and in good faith with the activities required to settle the Provider Bankruptcies, as described in Section IV, Items 1 and 2 below, and engage in a good faith review of outstanding valid provider claims related to HPN, as described in Section IV, Item 3, below, and pay outstanding delegated and non-delegated claims, if any, as described in Section IV, Item 4, below, without the necessity of the Parties simultaneously prosecuting the Lawsuit.

                     IV. ACTIONS TO BE TAKEN DURING THE STAY

         1. MSM Bankruptcy. This concerns the case styled: In re Medical Select Management, Debtor; Case No. 01-45298-BJH-11 (N. D. Tex. Bankr. - Fort Worth). During the Stay, PacifiCare will enter into an agreement or agreements with the MSM bankruptcy trustee or other creditor representatives that provide that funds will be paid to provider creditors of MSM under a confirmed plan or settlement agreement approved by the bankruptcy court and that provide releases satisfactory to PacifiCare.

                  a. PacifiCare will use its best reasonable efforts to meet the following milestones in connection with the MSM bankruptcy:

                           1. Execute a term sheet with the MSM bankruptcy trustee or other creditor representative(s) in the MSM bankruptcy within 30 days of the date of this Agreement;

                           2. The filing by the MSM bankruptcy trustee or other party (including the Parties to this Agreement) of a disclosure statement and plan in accordance with the term sheet with the bankruptcy court within 30 days of execution of the term sheet;

                           3. Completion by the MSM bankruptcy trustee and/or other party (including the Parties to this Agreement) of solicitation of providers to vote on the plan within 90 days following the bankruptcy court's approval of the disclosure statement;

                           4. Obtain confirmation of the plan by the bankruptcy court within 8 months of the date of this Agreement.

                  b. In the event that the total provider creditor claims allowed by the bankruptcy court ("Total Allowed Provider Claims") exceed the provider creditor claims sampling estimate, as determined by Medical Pathways Management Corporation (the "Claims Estimate"), PacifiCare agrees to increase its agreed upon contribution (the "PacifiCare Base Contribution") to fund payment of provider creditor claims as follows: PacifiCare shall contribute an additional amount equal to the difference between the Claims Estimate and the Total Allowed Provider Claims multiplied by the fraction, the numerator of which shall be the PacifiCare Base

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                                                                    PAGE 5 OF 20

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         Contribution and the denominator of which shall be the Claims Estimate;
         provided, however, PacifiCare's additional contribution will be capped at the greater of (i) 20% of the PacifiCare Base Contribution, or (ii) $500,000. For example, assuming the Claims Estimate is $12 million, the Total Allowed Provider Claims is $15 million, and the PacifiCare Base Contribution is $1,500,000, PacifiCare's additional contribution would be $375.000. This is determined as follows: Step 1: $15 million (Total Allowed Provider Claims) minus $12 million (Claims Estimate) equal $3 million; Step 2: $3 million is multiplied by .125 (.125 being the fraction resulting from $1.5 million (PacifiCare Base Contribution) being divided by $12 million(Claims Estimate)) = $375,000. Step 3: The cap on PacifiCare's additional contribution is the greater of (i) 20%
         of the PacifiCare Base Contribution--in this example, $300,000 ($1,500,000 multiplied by 20% = $300,000); or (ii) $500,000. Because, in this example, the $375,000 does not exceed the greater of the two caps, PacifiCare's additional contribution remains at $375,000. The Parties shall not use or interpret this example as any type of approval, endorsement or prediction by the State of the Claims
         Estimate, PacifiCare Base Contribution, or Total Allowed Provider
         Claims in the MSM Bankruptcy. The reference to Medical Pathways Management Corporation herein is solely for the purpose of determining the addition to the PacifiCare Base Contribution, if any, contemplated by this paragraph. Nothing herein shall constitute an endorsement or approval of Medical Pathways Management Corporation or the scope of the services it has rendered.

                  c. PacifiCare asserts a claim in the MSM bankruptcy in excess of $11 million as a result of alleged damages suffered from the breach of an agreement between PacifiCare and MSM (the "PacifiCare MSM Damage Claim"). PacifiCare also asserts an administrative claim in the MSM bankruptcy (the "PacifiCare MSM Administrative Claim"). PacifiCare will not receive any distribution from the MSM bankruptcy estate for the PacifiCare MSM Damage Claim or the PacifiCare MSM Administrative Claim until all allowed general unsecured creditor claims are paid, but this provision shall not affect PacifiCare's rights and priorities relative to other licensed payors, insiders or affiliates. Nothing herein shall in any way constitute an endorsement or approval by the State of the amount or viability of the PacifiCare MSM Damage Claim or the PacifiCare MSM Administrative Claim. In addition, to the extent that PacifiCare purchases or obtains any claims in the MSM Bankruptcy, PacifiCare agrees to forgo or give back any distribution on such claim(s) to the extent the distribution is greater than the dollar amount paid to the transferor for the claim(s).

                  d. Regardless of the thresholds that PacifiCare may require in the MSM bankruptcy, for purposes of this Agreement only, the Parties shall use best reasonable efforts toward achieving an opt-in level of 90% of the providers who vote on the plan. Providers paid or caused to be paid outside the bankruptcy will be counted as "opt- in" providers for purposes of this calculation, as will providers, if any, who are unimpaired and thus are deemed to vote on the plan pursuant to 11 USC Section 1126(f) or 11 USC Section 105. For so long as this agreement is in effect, PacifiCare shall not use 11

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                                                                    PAGE 6 OF 20

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         USC Section 105 to obtain a determination that a provider is not impaired in any manner inconsistent with 11 USC Section 1124 except with respect to providers who elect to participate in a convenience class. For purposes of this Agreement, any holder of a provider claim who elects to participate in a convenience class shall be deemed unimpaired. PacifiCare will provide the results of the vote to the State within two business days of the votes being filed with the bankruptcy court. Notwithstanding anything herein to the contrary, if PacifiCare reaches an agreement with a provider for the transfer or compromise of its claim against PacifiCare, such provider's vote on a plan (to the extent the provider continues to have a lawful right to vote on the plan) shall not count for purposes of the threshold set forth above, but the resolution or transfer of the claim will be counted as an affirmative acceptance for purposes of the threshold set forth above. In the event the opt-in level is not achieved, the Parties shall meet in good faith to discuss possible modifications of the opt-in level or other alternatives, and if the Parties cannot agree, the OAG may terminate this Agreement. As used herein the phrase "Providers paid or caused to be paid outside the bankruptcy" shall mean those providers whose claims were paid or caused to be paid by PacifiCare and shall include: (i) providers whose claims were acquired or caused to be acquired by PacifiCare; and (ii) providers who agreed with PacifiCare to transfer or compromise their claims, provided that the claim(s) of any such providers are for services rendered to health plan members assigned to MSM, which services were rendered prior to the filing of the bankruptcy petition and which were not paid for at the time the bankruptcy petition was filed.

                  e. For so long as this Agreement is in effect: (i) PacifiCare shall not propose, support, or fund, any plan, nor support or propose any Bankruptcy Court order (including any order confirming a plan), which specifically addresses whether any claims of the State, the TDI or the OAG against PacifiCare are modified, impaired, or discharged; and (ii) except with respect to providers who are unimpaired or elect to participate in a convenience class, PacifiCare shall not propose, support or fund any plan which provides that with respect to providers (a) holding allowed claims at the conclusion of the time for voting on the plan in the MSM bankruptcy and (b)who did not affirmatively opt-in to a settlement with PacifiCare, that such providers' rights against PacifiCare are discharged solely by reason of confirmation of the plan.

                  f. Nothing in this Agreement shall prevent PacifiCare from making a payment pursuant to a plan or settlement even if the providers have not opted in to the plan or settlement at the level satisfying the requirements of this Agreement. Notwithstanding the foregoing, the act of payment by itself shall not satisfy the opt-in levels required hereunder.

                  g. The Parties shall meet periodically as mutually determined to review the status of the MSM bankruptcy proceedings.

AGREEMENT

                                                                    PAGE 7 OF 20

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         2.       HSW Bankruptcy. This concerns the case styled: In re Heritage
Southwest Medical Group, P.A., Alleged Debtor(s); Case No. 01-30212-HCA-7 (N.D. Tex. Bankr. - Dallas). During the Stay, PacifiCare will enter into an agreement or agreements with the HSW bankruptcy trustee or other creditor representative(s) that provide that funds will be paid to provider creditors of HSW under a court approved plan or settlement agreement(s) and that provide releases satisfactory to PacifiCare.

                  a. PacifiCare will use best reasonable efforts to (i) reach a settlement that will result in a motion being filed under Bankruptcy Rule 9019 in the HSW bankruptcy within 120 days of the execution of this Agreement, and, (ii) if such motion is filed and approved by the court, complete solicitation of providers to accept the settlement within 90 days following the order approving the settlement becoming final. Payment will be made within 30 days after the solicitation is complete at a threshold level acceptable to PacifiCare; provided, however, that in the event the State files an objection to the settlement prosecuted in accordance with Bankruptcy Rule 9019, PacifiCare reserves the right not to make the payments pursuant to the settlement or to delay the payments until the State's objection is resolved by final order.

                  b. The Parties will use best reasonable efforts to have the HSW bankruptcy trustee dismiss with prejudice any and all actions filed pursuant to 11 USC 542-553, inclusive, but only to the extent those actions seek to recover payments for services rendered to PacifiCare members.

                  c. In the event a Rule 9019 process is not agreed upon by all applicable parties, and the case is converted to Chapter 11, PacifiCare will use its best reasonable efforts to meet the following milestones in connection with the HSW bankruptcy:

                           1. Execute a term sheet with the HSW bankruptcy trustee, other creditor representative(s), or the debtor in the HSW bankruptcy within 120 days of the date of this Agreement;

                           2. The filing by the HSW bankruptcy trustee or other party (including the Parties to this Agreement) of a disclosure statement and plan in accordance with the term sheet with the bankruptcy court within 30 days of execution of the term sheet;

                           3. Completion by the HSW trustee and/or other party (including the Parties to this Agreement) of solicitation of providers to vote in favor of the plan within 90 days following the court's approval of the disclosure statement;

                           4. Plan confirmation by the bankruptcy court within eight months of the date of this Agreement.

                  d. In the event that the total provider creditor claims allowed by the bankruptcy court ("Total Allowed Provider Claims") exceed the provider creditor claims sampling estimate as determined by Medical Pathways Management

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         Corporation, who has been jointly engaged by the HSW Trustee and
         PacifiCare (the "Claims Estimate"), PacifiCare agrees to increase what its agreed upon contribution may be (the "PacifiCare Base Contribution") to fund payment of provider creditor claims as follows:
         PacifiCare shall contribute an additional amount equal to the difference between the Total Allowed Provider Claims and the Claims Estimate multiplied by the fraction, the numerator of which shall be the PacifiCare Base Contribution and the denominator of which shall be the Claims Estimate; provided, however, PacifiCare's additional contribution will be capped at 20% of the PacifiCare Base Contribution or $500,000, whichever is greater. The reference to Medical Pathways Management Corporation herein is solely for the purpose of determining the addition to the PacifiCare Base Contribution, if any, contemplated by this paragraph. Nothing herein shall constitute an endorsement or approval of Medical Pathways Management Corporation or the scope of the services it has rendered.

                  e. PacifiCare asserts a claim in the HSW bankruptcy in excess of $18 million as a result of alleged damages suffered from the breach of an agreement between PacifiCare and Heritage Southwest Medical Group, Inc., which agreement was guaranteed by HSW (the "PacifiCare HSW Damage Claim"). PacifiCare also asserts an administrative claim in the HSW bankruptcy (the "PacifiCare HSW Administrative Claim"). PacifiCare will not receive any distribution from the HSW bankruptcy estate for the PacifiCare HSW Damage Claim or PacifiCare HSW Administrative Claim until all allowed general unsecured creditor claims are paid, but this provision shall not affect PacifiCare's rights and priorities relative to other licensed payors, insiders or affiliates. Nothing herein shall in any way constitute an endorsement or approval by the State of the amount or viability of the PacifiCare HSW Damage Claim or the PacifiCare HSW Administrative Claim. To the extent that PacifiCare purchases or obtains any claims in the Heritage Bankruptcy, PacifiCare agrees to forgo or give back any distribution on such claim(s) to the extent the distribution is greater than the dollar amount paid to the transferor for the claim(s).

                  f. Regardless of the thresholds that PacifiCare may require in the HSW bankruptcy, for purposes of this Agreement only, the Parties shall use best reasonable efforts toward achieving an opt-in level of 90% of the providers who vote on the plan or affirmatively accept or reject the settlement under Bankruptcy Rule 9019 after solicitation of acceptances or rejections, as applicable. In the event a settlement under Bankruptcy Rule 9019 is utilized, PacifiCare agrees that all providers will be given the opportunity to accept or reject the settlement except (i) providers whose claims are not allowed at the time for acceptance or rejection, as applicable, or (ii) providers who have reached a compromise with PacifiCare or have transferred their claims. "Providers paid or caused to be paid outside the bankruptcy will be counted as "opt- in" providers for purposes of this calculation, as will providers, if any, who are unimpaired and thus are deemed to vote on the plan or settlement pursuant to 11 USC Section 1126(f) or 11 USC Section 105. Notwithstanding anything to the contrary herein, for so long as this Agreement is in effect, PacifiCare shall not use 11 USC

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                                                                    PAGE 9 OF 20

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         Section 105 to obtain a determination that a provider is unimpaired in any manner inconsistent with 11 USC 1124 except with respect to providers who elect to participate in a convenience class. For purposes of this Agreement, any holder of a provider claim who elects to participate in a convenience class shall be deemed unimpaired. PacifiCare will provide the results of the vote to the State within two business days of the votes being filed with the bankruptcy court. Notwithstanding anything herein to the contrary, if PacifiCare reaches an agreement with a provider for the transfer or compromise of its claim against PacifiCare, such provider's vote on a plan or settlement (to the extent the provider continues to have a lawful right to vote on the plan or settlement) shall not count for purposes of the threshold set forth above, but the resolution or transfer of the claim will be counted as an affirmative acceptance for purposes of the threshold set forth above. In the event the opt-in level is not achieved, the Parties shall meet in good faith to discuss possible modifications of the opt-in level or other alternatives, and if the Parties cannot agree, the OAG may terminate this Agreement. As used herein, the phrase "Providers paid or caused to be paid outside the bankruptcy" shall mean those providers whose claims were paid or caused to be paid by PacifiCare and shall include: (i) providers whose claims were acquired or caused to be acquired by PacifiCare; and (ii) providers who agreed with PacifiCare to transfer or compromise their claims, provided that the claim(s) of any such providers are for services rendered to health plan members assigned to Heritage Southwest Medical Group, Inc., which services were rendered prior to the entry of the order for relief in the HSW bankruptcy case and paid for after the filing of the involuntary bankruptcy petition in the HSW bankruptcy case.

                  g. For so long as this Agreement is in effect: (i) PacifiCare shall not propose, support or fund any plan or settlement, nor support or propose any Bankruptcy Court order (including any order confirming a plan or any settlement), which specifically addresses whether any claims of the State, the TDI or the OAG against PacifiCare are modified, impaired or discharged; and (ii) PacifiCare shall not propose, support or fund any Bankruptcy Rule 9019 Settlement or plan which provides that with respect to providers (a) holding allowed claims at the conclusion of time for voting on the plan or the conclusion of the solicitation process under a Bankruptcy Rule 9019 Settlement and (b) who did not affirmatively opt-in to the plan or accept the settlement with PacifiCare, that such providers' claims against PacifiCare shall be discharged solely by reason of confirmation of the plan or approval of the settlement. Notwithstanding the foregoing, subsection (ii) shall not apply to providers who are unimpaired or elect to participate in a convenience class under a plan or a Bankruptcy Rule 9019 Settlement.

                  h. Nothing in this Agreement shall prevent PacifiCare from making a payment pursuant to a court approved plan or settlement even if the providers have not opted in to the plan or settlement at the level satisfying the requirements of this Agreement. Notwithstanding the foregoing, the act of payment by itself shall not satisfy the opt-in levels required hereunder.

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                                                                   PAGE 10 OF 20

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                  i.       All Parties shall meet periodically as mutually
         determined to review the status of the HSW bankruptcy proceedings.

         3. HPN. During the Stay, PacifiCare agrees to engage in a process with HPN and the affected HPN providers to validate amounts for outstanding claims of such HPN providers for services provided to PacifiCare members. In exchange for releases of PacifiCare relating to such claims, PacifiCare shall pay valid claims at whatever amount that may be agreed upon by PacifiCare and HPN providers. Such process will take into account the claims review from HPN and any additional claims information furnished by such HPN providers. PacifiCare will use best reasonable efforts to reach agreement on payment of valid claims and to complete this process within 120 days of the date of this Agreement. All Parties shall meet periodically as mutually determined to review the status of this process.

         4. Payment of Delegated and Non-Delegated Claims. During the Stay, PacifiCare agrees to the following with respect to payment of delegated and non-delegated claims:

                  a. For all contracted non-delegated valid commercial clean claims, if any, with dates of service from August 1, 2000 through March 31, 2003 which were not paid in accordance with the contract within 45 days of receipt of the claim and for which amounts are owing as provided in this paragraph, PacifiCare shall, within 90 days following the date of this Agreement, pay the provider the lesser of billed charges (as defined in 28 Texas Administrative Code Section 21.2802(2)) the amount payable under the applicable contract plus the applicable contracted penalty rate, or the amount the provider agreed or agrees to accept as payment for the claim.

                  b. For all contracted non-delegated valid commercial claims (which are not clean), if any, with dates of service from August 1, 2000 through March 31, 2003 for which amounts are owing as provided in this paragraph, PacifiCare shall, within 90 days following the date of this Agreement, pay the lesser of the contracted rate or the amount the provider agrees to accept as payment for the claim.

                  c. For all non-delegated valid commercial claims, if any, from non-contracted providers with dates of service from August 1, 2000 through March 31, 2003, for which amounts are owing as provided in this paragraph, PacifiCare shall, within 90 days following execution of this Agreement, pay the lesser of the usual and customary amount or the amount the provider agrees to accept as payment for the claim.

                  d. For all delegated valid commercial claims, if any, with dates of service from August 1, 2000 through March 31, 2003 for which amounts are owing as provided in this paragraph and which are the subject of a written provider complaint made to either TDI or PacifiCare, PacifiCare shall, within 120 days following the date of this Agreement, pay such claims, if any, at the applicable contract rate. This

AGREEMENT
         provision shall not apply to delegated provider claims related to the following delegates: MSM, HSW (including Heritage Southwest Medical Group, Inc.), HPN and Quantum Southwest Medical Associates, Inc. For purposes of this paragraph, for claims with dates of service on or before December 31, 2002, the written provider complaint must have been made prior to the execution of the MOU on March 21, 2003.

                  e. For purposes of this Section IV, Item 4, clean claim shall have the meaning set forth in Texas Insurance Code Article 20A.18B and 28 Texas Administrative Code Section 21.2801 et. seq. and for all claims with dates of service on or before December 31, 2002 and submitted prior to the execution of the MOU on March 21, 2003 shall have been clean on March 21, 2003.

                  f. PacifiCare shall within 150 days following the date of this Agreement, provide a report to TDI which lists the total number of providers, if any, who were paid and the total amount paid under the above, and the total number of physicians, if any, who were paid and the total amount paid under the above.

                  g. Within 90 days after PacifiCare provides the report to TDI, TDI shall identify any concerns regarding PacifiCare's compliance with the requirements of this Section IV, Item 4 and meet and confer in good faith with PacifiCare regarding such concerns and use best reasonable efforts to resolve any disagreements before the State may take any position that PacifiCare has failed to satisfy the requirements of this Section IV, Item 4. Nothing in this Agreement shall be construed to require PacifiCare to conduct an audit of any type with respect to claims with dates of service from August 1, 2000 through March 31, 2003, as described in paragraphs (a) through (d), above, in order to satisfy the requirements of this Section IV, Item 4. Except as provided in Section VII, Section VIII, and Section IX, below, nothing in this Agreement limits the authority of TDI to require information pursuant to Texas Insurance Code Section 38.001 or to conduct examinations pursuant to Texas Insurance Code Articles 1.15 or 20A.17 or to conduct any other investigation authorized by the Insurance Code to determine whether PacifiCare is in compliance with the requirements of this Section IV, Item 4. In addition, nothing in this Agreement limits the authority and ability of TDI to otherwise regulate PacifiCare regarding any matter that is not a Released Claim.

                     V. DISPOSITION OF OTHER INVESTIGATIONS

         1. Representation of Prior Withdrawal of Civil Investigative Demands and Certain Visitation Letters. The OAG represents and warrants that prior to the date of the MOU the following Civil Investigative Demands and Visitation Letters were withdrawn by the OAG and will not be re-served during the Stay and that the withdrawals were not part of the bargained for consideration of the MOU or this Agreement:

AGREEMENT

                  (i) Civil Investigative Demand, First Request, dated September 24, 2001 directed to PacifiCare of Texas, Inc. and purportedly covering alleged improprieties in delegation practices by PacifiCare of Texas, Inc.

                  (ii) Civil Investigative Demand, Second Request, dated September 24, 2001 directed to PacifiCare of Texas, Inc. and purportedly covering alleged improprieties in delegation practices by PacifiCare of Texas, Inc.

                  (iii) Civil Investigative Demand dated September 21, 2001 directed to PacifiCare of Texas, Inc. and purportedly covering allegations of unfair insurance practices and DTPA violations regarding managed care contracting, delegation and payment practices related to payment to health care providers for services rendered to managed care patients in Texas.

                  (iv) Visitation Letter dated December 10, 2001 directed to PacifiCare of Texas, Inc. and purportedly covering alleged violations of the DTPA, article 21.21 of the Texas Insurance Code and article 20A.18C of the Texas Health Maintenance Organization Act.

                  (v) Visitation Letter dated March 28, 2002 directed to PacifiCare of Texas, Inc. and purportedly covering Preferred Provider Organization Documents and alleged violations of the DTPA and article 21.21 of the Texas Insurance Code.

         2. Stay of Other Matters; Resolution of Certain Visitation Letters. Except for TDI's investigation regarding case #44891, all pending civil investigations that have been referred to the Legal Division of TDI as of the execution of the MOU, including the payment of delegated and non-delegated claims as described in Section IV, Item 4, above, all currently pending investigations by the OAG related to PacifiCare as of the execution of the MOU, and the following Visitation Letters shall be stayed during the Stay:

                  (i) Visitation Letter dated March 28, 2002 directed to PacifiCare of Texas, Inc. and purportedly covering Health Maintenance Organization Documents and alleged violations of the DTPA and article 21.21 of the Texas Insurance Code.

                  (ii) Visitation Letter dated May 22, 2002 directed to PacifiCare Life Assurance Company and purportedly covering Preferred Provider Organization Documents and alleged violations of the DTPA and article 21.21 of the Texas Insurance Code.

During the Stay, PacifiCare and the OAG will work in good faith to resolve issues relating to the above two Visitation Letters. If PacifiCare and the OAG do not reach an agreed resolution of these issues during the Stay, following the Stay, the OAG may formally proceed with any

AGREEMENT
actions or claims related to these two Visitation Letters that are not Released Claims. Any actions or claims related to these two Visitation Letters shall be exempted from the requirements of any dismissals or final judgments as required by this Agreement.

         3. Tolling of Statute of Limitations. Any statute of limitations applicable to any administrative or court action against PacifiCare by the TDI or Commissioner to impose a sanction, penalty, fine or other relief for any statutory or regulatory violations alleged in the Lawsuit will be tolled from the date the MOU was executed and while the Stay is in effect. Any other matter stayed pursuant to this Agreement will be tolled for the period the Stay is in effect. The TDI and PacifiCare agree to enter into any further agreements as may be appropriate to provide and assure the tolling of those actions during those periods. During the period of the Stay, the TDI and Commissioner agree not to file any administrative or other proceeding seeking a sanction, penalty, fine or other relief for any statutory or regulatory violations alleged in the Lawsuit, Other Lawsuits or Other Investigations. However, nothing in this Agreement limits the authority and ability of the TDI to initiate an administrative hearing regarding any matter that is not a Released Claim.

                       VI. GOOD FAITH EFFORTS DURING STAY

         All Parties shall use good faith efforts to facilitate the satisfaction of the above requirements. Without limiting the foregoing, the State agrees to support PacifiCare's efforts in meeting the requirements relating to the Provider Bankruptcies and the HPN providers, consistent with the terms and conditions of this Agreement. In the event the OAG reasonably determines that good faith efforts are not being used by PacifiCare as required by this Agreement, the OAG shall provide written notice to PacifiCare specifying any alleged deficiencies and afford PacifiCare fifteen (15) days from the receipt of such notice to address such alleged deficiencies. In the event the OAG and PacifiCare do not agree that the alleged deficiencies have been addressed satisfactorily, the OAG may move the Court to lift the Stay, provided that the OAG first provides an additional subsequent reasonable notice to PacifiCare before making such motion.

                        VII. EFFECTIVENESS OF SETTLEMENT

         Upon the satisfaction by PacifiCare or waiver by the State of the requirements of Section IV, Items 1 through 4, above, the State shall promptly provide PacifiCare with written notice of such satisfaction or waiver. Upon receipt of such notice, PacifiCare shall cause to be completed all of the requirements described in Sections X and XI below relating to payment to the State of the attorneys fees and other additional payments. Once all the requirements of Section IV, Items 1 through 4, above, have been satisfied by PacifiCare or waived by the State, and all of the payments to the State have been made pursuant to Sections X and XI, below, the settlement shall become effective and the releases provided for in Section VIII, below, shall be deemed given and effective with no further action required by any of the Parties.

AGREEMENT

         If the Stay of the Lawsuit ends or is lifted and the settlement has not become effective or if this Agreement is terminated, then the parties shall promptly submit an order agreed to as to form, if possible, as directed by the Court on March 4, 2003 on the motions for summary judgment heard in the Lawsuit on that day (together with a motion to have the Stay lifted if the Stay has not already been lifted) and the Parties shall be free to resume the Lawsuit proceedings, as well as any proceedings relating to the Other Lawsuits, Other Investigations, or the Visitation Letters listed in Section V, Item2, and the rights and obligations set forth in this Agreement shall have no force or effect except as provided in: (i) Section III, above, regarding the extension of the trial date and any other deadlines in the Lawsuit for a period of time equal to the period from the date the MOU was executed to the end of the Stay; (ii)
Section V, Item 3, above, regarding the tolling of statutes of limitation during the period the Stay is in effect; (iii) Sections X and XI, below, regarding the return to PacifiCare of payments made pursuant to those Sections; and (iv)
Section XV, below.

                              VIII. MUTUAL RELEASES

         Upon the effectiveness of the settlement, as described in Section VII, above, the Parties RELEASE, ACQUIT, and FOREVER DISCHARGE the Released Parties from all Released Claims.

                   IX. AGREED JUDGMENTS AND AGREED DISMISSALS

         Upon the effectiveness of the settlement, the Parties shall take all steps necessary to ensure that the following events occur:

         1. Entry of Agreed Judgment in the Lawsuit. If upon the effectiveness of the settlement, the State and PacifiCare are the only parties in the Lawsuit, then they will submit an "Agreed Final Judgment and Permanent Injunction" in the Lawsuit in the form attached hereto as Exhibit "E." If at that time, the State and PacifiCare are not the only parties in the Lawsuit then PacifiCare and State will submit a joint motion and agreed order severing the other parties and submit an "Agreed Final Judgment and Permanent Injunction" in the form attached hereto as Exhibit "E."

         2. Entry of Agreed Dismissal in Other Lawsuits. The parties will enter an "Agreed Dismissal" in each of the following lawsuits in the form attached hereto as Exhibits "F," "G," and "H," respectively:

                  (i) No. GN 103374, PacifiCare of Texas, Inc. vs. The State of Texas And John Cornyn, Attorney General, Individually And In His Official Capacity; in the district court of Travis County, Texas, 200th Judicial District;

                  (ii) No. GN 103351, PacifiCare of Texas, Inc. vs. The State of Texas And John Cornyn, Attorney General, Individually And In His Official

AGREEMENT

                           Capacity; in the district court of Travis County, Texas, 200th Judicial District; and

                  (iii) No. 98-13971, The State of Texas vs. PacifiCare of Texas, Inc., in the district court of Travis County, Texas, 201st Judicial District.

                               X. ATTORNEY'S FEES

         PacifiCare shall pay $1.25 million in attorneys fees to the OAG as follows: First, PacifiCare shall pay $750,000 (the "Escrowed Attorney's Fees") upon execution of this Agreement to be held in trust in an interest bearing account (the "Trust Account") at Wells Fargo Bank Texas, N.A. ("Wells Fargo") subject to the Escrow Agreement, attached hereto as Exhibit "I" (the "Escrow Agreement"). If the requirements set forth in the Escrow Agreement for release of the Escrowed Attorney's Fees to the State are satisfied, the Escrowed Attorney's Fees, together with any remaining interest thereon after payment of escrow fees, shall be released by Wells Fargo to the State. Second, PacifiCare shall, within 3 business days following the release of the Escrowed Attorney's Fees by Wells Fargo to the State as described above, pay $500,000 to the State by wire transfer in accordance with the wiring instructions to be provided by OAG. If the Stay of the Lawsuit ends or is lifted and the settlement has not become effective or if this Agreement is terminated, then the Escrowed Attorney's Fees, together with any remaining interest thereon after payment of escrow fees, shall be promptly returned to PacifiCare.

                XI. ADDITIONAL PAYMENTS TO BE MADE BY PACIFICARE

         PacifiCare shall pay $1.5 million in administrative services reimbursement and $1.5 million in administrative penalties to TDI as follows. First, PacifiCare shall pay $1.7 million (the "Escrowed Administrative Payments") upon execution of this Agreement to be held in the Trust Account at Wells Fargo and subject to the Escrow Agreement. If the requirements set forth in the Escrow Agreement for the release of the Escrowed Administrative Payments to the State are satisfied, the Escrowed Administrative Payments, together with any remaining interest thereon after payment of escrow fees, shall be released by Wells Fargo to the State. Second, PacifiCare shall, within 3 business days following the release of the Escrowed Administrative Payments by Wells Fargo to the State as described above, pay $1.3 million to the State by wire transfer in accordance with the wiring instructions to be provided by OAG. If the Stay of the Lawsuit ends or is lifted and the settlement has not become effective or if this Agreement is terminated, then the Escrowed Administrative Payments, together with any remaining interest thereon after payment of escrow fees, shall be promptly returned to PacifiCare.

                          XII. SEVERANCE OF INTERVENORS

         This Agreement contemplates the possibility that some or all Intervenors in the Lawsuit will agree to and participate in this Agreement. Each Intervenor who desires to participate in

AGREEMENT
this Agreement shall execute the Agreement to Stay of the Lawsuit in the form attached hereto as Exhibit "J".

         In the event any one or more of the Intervenors in the Lawsuit does not execute Exhibit "J" by August 15, 2003, then the State and PacifiCare agree to seek a severance of those non-settling Intervenors from the Lawsuit. This Motion for Severance shall be in the form attached hereto as Exhibit "K".

                        XIII. BARGAINED FOR CONSIDERATION

         The Parties recognize that certain damages cannot be determined with any precise degree of accuracy. The Parties also recognize that some damages or elements of damages may not have manifested themselves as of the date of this Agreement, and hence may be unknown to the Parties at this time. Recognizing that, the Parties hereby bargain to include all such known and unknown damages and elements of damages within the mutual releases provided for in Section VIII, above.

                  XIV. CLOSING; SIGNING AND FILING OF DOCUMENTS

         If necessary, the Parties agree to conduct a "closing" as soon as reasonably possible following the execution of this Agreement and another "closing" as soon as reasonably possible following the effectiveness of the settlement. The purpose of the closings shall be to sign the various exhibits to this Agreement so they may be filed with the appropriate courts and delivered to the applicable parties. The closings shall occur at a time and place mutually agreed upon by the parties to this Agreement.

                          XV. NO ADMISSION OF LIABILITY

         The Parties acknowledge and agree that the agreements and transfer of consideration contained in this Agreement are to compromise and settle disputed claims, avoid the expense, uncertainties and hazards of litigation, and to buy peace. It is further expressly understood and agreed that no payments made or releases or other consideration given shall be construed as an admission of liability or wrongdoing of any nature whatsoever, because all alleged liability and wrongdoing has been expressly denied. The Parties further acknowledge that Rule 408 of the Texas Rules of Evidence applies to this Agreement.

                                XVI MISCELLANEOUS

         The Parties agree to cooperate fully and to execute any and all supplementary documents consistent with the terms and conditions of this Agreement, and to take all additional actions which may be necessary or appropriate to give full force and effect to the terms, conditions and intent of this Agreement. The State further agrees that neither the State nor its agents shall take any actions to interfere with PacifiCare's efforts to reach compromises with the MSM Bankruptcy trustee and the HSW Bankruptcy trustee and the HPN

AGREEMENT
providers, nor shall the State nor its agents solicit or encourage creditors or any other interested parties to object to or impede such compromises. Nothing herein shall preclude agreements to settle or acquire the beneficial interests and rights in claims of providers of services to health plan members assigned to HSW, MSM, or HPN.

         Further, it is expressly understood and agreed that the terms of this document are contractual and not merely recitals. This Agreement contains the entire understanding of the Parties and is a fully integrated agreement with respect to the subject matter herein, except with respect to writings made prior to the execution of this Agreement which were expressly stated to survive the subsequent execution of this Agreement. This Agreement shall neither create any rights in any third parties who have not entered into this Agreement, nor shall this Agreement entitle any such third party to enforce any rights or obligations that may be possessed by such third party. The Parties intend that this Agreement will be binding upon each of them. This Agreement will be construed and enforced under the laws of the State of Texas. Each party to this Agreement has reviewed and revised, or had the opportunity to review and revise, this Agreement. Accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

         This Agreement may be amended or modified, and any of the terms, covenants, or conditions hereof may be waived, only by a written instrument executed by the Parties hereto, or in the case of a waiver, by the Party waiving compliance. Any waiver by any Party of any condition, or of the breach of any provision, term or covenant contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as a waiver of any other provision, term or covenant of this Agreement.

         In entering into this Agreement, the Parties represent that they have relied upon the legal advice of their attorneys. The Parties further represent that the terms of this Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by such party.

         This Agreement may be executed in multiple originals.

                     [Remainder of Page Intentionally Blank]

AGREEMENT

         EXECUTED in multiple originals on the date first written above.

                                  /s/ George Becker
                                  ----------------------------------------------
                                  GEORGE BECKER
                                  President, PacifiCare of Texas, Inc.

                                  /s/ Jose Montemayor
                                  ----------------------------------------------
                                  JOSE MONTEMAYOR
                                  Commissioner, Department of Insurance

                                  /s/ Barry R. McBee
                                  ----------------------------------------------
                                  BARRY R. McBEE
                                  First Assistant Attorney General

                                  /s/ Paul D. Carmona
                                  ----------------------------------------------
                                  PAUL D. CARMONA
                                  Acting Deputy Attorney General for Litigation

AGREEMENT

                                    EXHIBITS

A.       Joint Motion and Agreed Order to Stay in Consolidated Lawsuit.

B. Agreed Motion and Order to Stay - Cause No. GN -103374, PacifiCare of Texas, Inc. v. The State of Texas and John Cornyn, Attorney General, Individually and In His Official Capacity.

C. Agreed Motion and Order to Stay - Cause No. GN-103351, PacifiCare of Texas, Inc. v. The State of Texas and John Cornyn, Attorney General, Individually and In His Official Capacity.

D. Agreed Motion and Order to Stay - Cause No. 98-13971; The State of Texas v. PacifiCare of Texas, Inc.

E.       Agreed Final Judgment and Permanent Injunction in Consolidated Lawsuit.

F. Agreed Motion and Order of Dismissal of Cause No. GN-103374, PacifiCare of Texas, Inc. v. The State of Texas and John Cornyn, Attorney General, Individually and In His Official Capacity.

G. Agreed Motion and Order of Dismissal of Cause No. GN-103351, PacifiCare of Texas, Inc. v. The State of Texas and John Cornyn, Attorney General, Individually and In His Official Capacity.

H. Agreed Motion and Order of Dismissal of Case No. 98-13971; The State of Texas v. PacifiCare of Texas, Inc.

I. Escrow Agreement and Notice of Satisfaction of Waiver of Conditions to Settlement.

J.       Intervenors' Agreement to Stay - Consolidated Lawsuit.

K.       Motion for Severance - Consolidated Lawsuit.

AGREEMENT